                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



         Date of Report (Date of earliest event reported) July 14, 1999
                                                          -------------

                                   Kevco, Inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


            Texas                    000-21621                 75-2666013
----------------------------        ------------           -------------------
(State or other jurisdiction        (Commission              (IRS Employer
      of incorporation)             File Number)           Identification No.)


          1300 S. University Drive, Suite 200, Fort Worth, Texas 76107
          ------------------------------------------------------------
            (Address of principal executive offices)        (Zip Code)


        Registrant's telephone number, including area code (817) 332-2758
                                                           --------------

ITEM 5. OTHER EVENTS.


     On July 14, 1999, Kevco, Inc., a Texas corporation (the "Company"), entered into a Securities Purchase Agreement dated as of July 14, 1999 with Wingate Partners II, L.P., a Delaware limited partnership ("Wingate") (the "Securities Purchase Agreement"). Pursuant to the Securities Purchase Agreement, Wingate is to acquire common stock, notes and warrants on terms more fully described in the notice to shareholders presented below. A copy of the Securities Purchase Agreement has been filed as an exhibit to this Form 8-K and is incorporated herein by reference.

     The transactions contemplated by the Securities Purchase Agreement were unanimously approved by the Board of Directors of the Company.

     On July 15, 1999, the Company mailed the following notice to its shareholders:

          Dear Shareholder:

          Kevco, Inc. (the "Company") is pleased to inform you that on July 14, 1999 it entered into a Securities Purchase Agreement (the "Agreement") with Wingate Partners II, L.P. ("Wingate"), pursuant to which Wingate, subject to certain conditions, will make a $37 million investment in the Company through the purchase of the following securities from the Company (the "Transaction"):

               (i) 2,700,000 newly-issued shares of the Company's common stock ("Common Stock") for a purchase price of $5.00 per share;

               (ii) five year warrants (the "Warrants") to acquire for a purchase price of $5.50 per share an aggregate of 1,743,182 shares of a new class of non-voting common stock of the Company (the "Non-Voting Stock"); and

               (iii) $23.5 million in principal amount of convertible, senior subordinated notes of the Company divided into two tranches -- Tranche A in the principal amount of $17.0 million (the "Tranche A Notes") and Tranche B in the principal amount of $6.5 million (the "Tranche B Notes" and with the Tranche A Notes, the "Notes").

          The Tranche A Notes will be exchangeable at the holders' option for 3,090,909 shares of a newly-created series of preferred stock of the Company -- Series A 10-3/8% Convertible Pay-in-Kind Voting Preferred Stock ("Voting Preferred Stock") -- or directly into 3,090,909 shares of Common Stock, in each case at an initial exchange ratio of $5.50 per share. Shares of Voting Preferred Stock, when and if issued in exchange for Tranche A Notes, will be entitled to vote together with the Common Stock on an as converted basis. The Voting Preferred Stock will be convertible on a share-for-share basis into Common Stock. The Tranche B Notes will be exchangeable at the holders' option for 1,181,818 shares of a second newly-created series of preferred stock of the Company -- Series B 10-3/8% Convertible Pay-in-Kind Non-Voting Preferred

          Stock ("Non-Voting Preferred Stock" and with the Voting Preferred Stock, the "Preferred Stock") -- or directly into 1,181,818 shares of Non-Voting Stock, in each case at an initial exchange ratio of $5.50 per share. Shares of Non-Voting Preferred Stock will have no voting rights. The Non-Voting Preferred Stock will itself be convertible into an equal number of shares of Non-Voting Stock. Interest on the Notes may be paid in cash or, at the Company's option, continue to accrue unpaid in which case a holder of the Notes may elect to have all accrued interest paid in shares of Non-Voting Preferred Stock. Dividends on the Preferred Stock may, at the Company's option, be paid either in cash or in additional shares of Non-Voting Preferred Stock. The Notes and any Preferred Stock that may be issued in exchange for Notes will be callable by the Company beginning three years from closing. The Company intends promptly following the closing of the Transaction to take the steps necessary to amend and restate its Articles of Incorporation to provide for the creation of the Non-Voting Stock and the Preferred Stock. The convertible securities contain standard antidilution provisions.

          In addition to the 2,700,000 shares of Common Stock to be issued at closing, if the Notes and Warrants were fully converted and exercised, the Company would issue an additional 6,015,909 shares of Common Stock and Non-Voting Stock - making an aggregate of 8,715,909 shares (the "Shares") potentially issuable in connection with the Transaction (excluding shares potentially issuable as interest or dividends on the Notes and Preferred Stock).

          Following consummation of the Transaction, Wingate would initially own approximately 28.3% of the outstanding Common Stock and, assuming the full exercise of the Warrants into Non-Voting Stock and the conversion of the Tranche A Notes and Tranche B Notes into Common Stock and Non-Voting Stock, respectively, Wingate would own approximately 45.8% of the outstanding Common Stock and, with the shares of Non-Voting Stock, approximately 55.9% of the total common equity interest in the Company.

          The Board of Directors of the Company has unanimously approved the Agreement and the transactions contemplated thereby, including the issuance of the Shares. The Company intends to consummate the Transaction as soon as possible and believes that it will likely do so within the next two weeks.

          The Company is subject to the rules of The Nasdaq Stock Market, which would generally require the Company to seek the approval of its shareholders for the issuance of the Shares because the number of Shares exceeds 20% of the number of shares currently issued and outstanding. Shareholder approval is not required by the Company's Articles of Incorporation, applicable Texas corporate law or otherwise.

          The Company's founder and current chief executive officer, Mr. Jerry
          E. Kimmel, who owns more than a majority of the Company's outstanding voting stock (approximately 54%), has advised the Company in writing that he consents to the Transaction and would vote all his shares in favor of its approval (including the issuance of the Shares) if a shareholder vote were held. Because Mr. Kimmel could, by himself, determine the outcome of any shareholder vote, the Board of Directors has decided that the process of seeking formal shareholder approval would not warrant the expenditure of the Company's time and resources and would not benefit the Company's Shareholders. Accordingly, the Board of Directors sought and obtained a confirmation from The Nasdaq Stock Market that the Company could satisfy its obligations under the Nasdaq rules by mailing this notice to its shareholders in lieu of seeking shareholder approval of the issuance of the Shares.

          Any inquiries related to the Transaction should be directed to Burton Rice, Executive Vice President of Corporate Communications Incorporated, at 615-254-3376.

          Very truly yours,

          /s/ Richard S. Tucker

          Richard S. Tucker
          Secretary
          Kevco, Inc.

     Further, on July 14, 1999, the Company issued the following press release:

                 WINGATE PARTNERS II, L.P. TO INVEST $37 MILLION
                                    IN KEVCO

          FORT WORTH, Texas (July 14, 1999) - Kevco, Inc. ("Kevco") (Nasdaq/NM-KVCO) today announced that Wingate Partners II, L.P. ("Wingate") has agreed to purchase a total of $37 million of Kevco's common stock, convertible debt and warrants. Wingate will purchase 2.7 million shares of newly issued voting common stock of Kevco for a total purchase price of $13.5 million, $23.5 million of senior subordinated debt convertible into
     3.1 million shares of newly issued voting common stock and 1.2 million shares of a new class of non-voting common stock and warrants exercisable at $5.50 per share for 1.7 million shares of a new class of non-voting common stock. Closing of the transaction, which is subject to certain conditions, is expected within the next two weeks. Kevco intends to file a special report on Form 8-K with the Securities and Exchange Commission, with respect to the transaction.

          Kevco currently has approximately 6.9 million shares of voting common stock outstanding. Following the purchase of 2.7 million common shares, Wingate will own approximately 28% of the outstanding voting stock. Assuming full conversion of the convertible debt and exercise of its warrants, Wingate would own approximately 46% of the voting common stock and all of Kevco's non-voting common stock.

          As a part of the transaction, Fred Hegi of Wingate will become chairman of the board, president and chief executive of Kevco. Jerry E. Kimmel, currently chairman, president and chief executive officer, will continue to serve as a director and assume the newly-created position of vice chairman. Mr. Kimmel, who is not selling any shares in the transaction, will continue to be the largest non-institutional shareholder of Kevco. Effective from the closing of the transaction, Rusty Hardin, currently executive vice president of Kevco, will become president of Kevco's Distribution Division. Bob Tennyson and Lee Denham will continue to be responsible for the manufacturing and wood products divisions, respectively. Clyde Reed will continue as executive vice president handling special integration projects until his planned retirement in April, 2000.

          Mr. Hegi remarked, "We are excited about this opportunity to make a substantial investment in Kevco. One of every three new homes purchased today in the United States was built under factory controlled conditions. Through Jerry Kimmel's leadership, Kevco has become the largest distributor of building products for the manufactured housing industry with a customer base that includes all of the major producers. While Kevco has had declining profitability during the past year, we do not believe current financial results are indicative of Kevco's longer-term earnings growth potential. Leveraging Wingate's experience in integrating distribution companies, our focus will be to work with Kevco's operating management to complete the integration process, strengthen systems capabilities and improve operating efficiency throughout Kevco. We appreciate the trust Kevco's customers and suppliers have placed in Kevco and intend to continue earning that respect through outstanding performance. Kevco has a solid and dedicated group of employees, and we believe that together we can realize Jerry Kimmel's vision for superior customer service and profitability."

          Upon closing of the transaction, Kevco will have four directors, including Hegi and Kimmel. One of the other directors will be a current director, and the other member of the Board will be Jim Johnson, a principal of Wingate. The Company intends to add significant outside capabilities to its Board by naming several new directors with extensive experience in distribution operations, finance and corporate strategy. It is expected that these new additions will be announced shortly.

          Kevco, headquartered in Fort Worth, Texas, is a leading wholesale distributor and manufacturer of building products to the manufactured housing and recreational vehicle industries.

          CERTAIN STATEMENTS IN THIS NEWS RELEASE CONSIST OF FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, INCLUDING, BUT NOT LIMITED TO, KEVCO'S SUBSTANTIAL LEVERAGE AND ITS EFFECTS ON KEVCO'S ABILITY TO OBTAIN ADDITIONAL CAPITAL AS NEEDED, KEVCO'S ABILITY TO INTEGRATE ITS OPERATIONS AND SUCCESSFULLY IMPLEMENT NEW MANAGEMENT INFORMATION SYSTEMS, KEVCO'S SUCCESS IN ADDRESSING AND REMEDIATING YEAR 2000-RELATED ISSUES, KEVCO'S ABILITY TO PROFITABLY OPERATE ITS NEW MANUFACTURING FACILITIES, CUSTOMER DEMAND FOR MANUFACTURED HOUSING AND RECREATIONAL VEHICLES, THE EFFECT OF ECONOMIC CONDITIONS, THE IMPACT OF RAW MATERIALS PRICES, KEVCO'S ABILITY TO MAINTAIN PROFITABILITY IN THE EVENT OF THE LOSS OF A SIGNIFICANT CUSTOMER AND OTHER RISKS DETAILED FROM TIME TO TIME IN THE REPORTS FILED BY KEVCO WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING KEVCO'S ANNUAL REPORT ON FORM 10-K. DESCRIPTIONS OF AGREEMENTS CONTAINED HEREIN ARE SUMMARIES ONLY AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE TERMS OF SUCH AGREEMENTS.

     Descriptions of agreements contained herein are summaries only and are qualified in their entirety by reference to the terms of such agreements, which agreements or forms of which agreements are filed as exhibits hereto and incorporated herein by reference.

ITEM 7. EXHIBITS

Exhibit Nos.
-----------

2.1 Securities Purchase Agreement dated as of July 14, 1999 between Wingate and the Company (1)(2)

------------

(1)     Filed herewith.

(2) Schedules and similar attachments are omitted, but descriptions of such omitted schedules or attachments are contained in such document. The Company hereby undertakes to provide copies of such omitted schedules or attachments to the staff of the Securities and Exchange Commission upon request.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      Kevco, Inc.


Date: July 20, 1999                   By: /s/ Jerry E. Kimmel
                                          ---------------------------------
                                              Jerry E. Kimmel
                                              Chairman of the Board,
                                              President and Chief Executive
                                              Officer

                                Index to Exhibits


EXHIBIT NOS.      DESCRIPTION

2.1               Securities Purchase Agreement dated as of July 14, 1999 between
                  Wingate and the Company (1)(2)

--------------

(1)    Filed herewith.

(2) Schedules and similar attachments are omitted, but descriptions of such omitted schedules or attachments are contained in such document. The Company hereby undertakes to provide copies of such omitted schedules or attachments to the staff of the Securities and Exchange Commission upon request.